                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                          ---------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                        (Amendment No.______________)/1/


                        ALBANY MOLECULAR RESEARCH, INC.
                        -------------------------------
                               (Name of Issuer)

                         COMMON STOCK, $.01 PAR VALUE
                         ----------------------------
                        (Title of Class of Securities)

                                  012423 10 9
                                  -----------
                                (CUSIP Number)

                               DECEMBER 31, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)



/1/       The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.      012423 10 9    13G  PAGE       2        OF       5       PAGES
----------------------------     --------------------------------------------

1 NAME OF REPORTING PERSON
  I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

  CHESTER J. OPALKA

-------------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                              (a) [ ]
                                              (b) [ ]
-------------------------------------------------------------------------------------
3 SEC USE ONLY

-------------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

  UNITED STATES

-------------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        1,674,104
   NUMBER OF       ------------------------------------------------------------------
    SHARES         6    SHARED VOTING POWER
 BENEFICIALLY           392,976
   OWNED BY        -----------------------------------------------------------------
     EACH          7    SOLE DISPOSITIVE POWER
   REPORTING            1,674,104
    PERSON         -----------------------------------------------------------------
     WITH          8    SHARED DISPOSITIVE POWER
                        392,976
-------------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,067,080
-------------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

-------------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      14.2%
-------------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------

                    * SEE instructions before filling out!

CUSIP NO.      012423 10 9    13G  PAGE       3        OF       5       PAGES
----------------------------     --------------------------------------------

Item 1(a).     Name of Issuer:

               Albany Molecular Research, Inc.
               -----------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

               21 Corporate Circle, Albany, New York 12203-5154
               -----------------------------------------------------------------

Item 2(a).     Name of Person Filing

               Chester J. Opalka
               -----------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if none, Residence

               c/o Albany Molecular Research, Inc., 21 Corporate Circle,
                   Albany, New York 12203-5154
               -----------------------------------------------------------------

Item 2(c).     Citizenship

               United States
               -----------------------------------------------------------------

Item 2(d).     Title of Class of Securities

               Common Stock, $.01 par value
               -----------------------------------------------------------------

Item 2(e).     CUSIP Number

               012423 10 9
               -----------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c). Check Whether the Person Filing is a: N/A.

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act

     (d) [_] Investment company registered under Section 8 of the Investment Company Act

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

CUSIP NO.      012423 10 9    13G  PAGE       4        OF       5       PAGES
----------------------------     --------------------------------------------

Item 4. Ownership.

     (a)  Amount beneficially owned:

          2,067,080
------------------------------------------------------------------------------
     (b)  Percent of class:

          14.2%/1/
------------------------------------------------------------------------------
     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote   1,674,104/2/
                                                         ---------------------

          (ii)  Shared power to vote or to direct the vote 392,976/3/
                                                           -------------------

          (iii) Sole power to dispose or to direct the disposition of
                1,674,104/2/
                --------------------------------------------------------------

          (iv)  Shared power to dispose or to direct the disposition of
                392,976/3/
                --------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.
         N/A
         ---------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         N/A
         ---------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
         N/A
         ---------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.
         N/A
         ---------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.
         N/A
         ---------------------------------------------------------------------

Item 10. Certifications.
         N/A
         ---------------------------------------------------------------------

--------------------
/1/ Based on 14,593,559 shares of Common Stock outstanding as of December 31, 1999, plus 5,602 shares subject to options exercisable by Mr. Opalka within 60 days of December 31, 1999.

/2/ Includes 5,602 shares subject to options exercisable within 60 days of December 31, 1999.

/3/ Includes 392,976 shares held by the Chester J. Opalka 1997 Retained Annuity Trust of which Mr. Opalka serves as a co-trustee.

CUSIP NO.      012423 10 9    13G  PAGE       5        OF       5       PAGES
----------------------------     --------------------------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 11, 2000
                                        ------------------------------
                                                   (Date)

                                           /s/ Chester J. Opalka
                                        ------------------------------
                                               (Signature)

                                              Chester J. Opalka
                                        ------------------------------
                                                 (Name/Title)